Exhibit 4.2

CONTRACT OF EMPLOYMENT

Service Agreement

THIS AGREEMENT is entered into as a DEED on the 16th day of December Two Thousand and Fifteen

B E T W E E N

Unilever NV (Commercial Register No. 24051830) whose registered office is at Rotterdam (“NV”) and Unilever PLC (registered in England No. 41424) whose registered office is at Port Sunlight, Wirral, Merseyside, CH62 4ZD (“PLC”) (each, a “Company” and, together, the “Companies”)

and

Graeme Pitkethly of c/o Unilever PLC, 100 Victoria Embankment, Blackfriars, London EC4Y 0DY (the “Executive”)

1	Background

(A)	The Executive is currently an employee of the Companies.

(B)	The Companies and the Executive have agreed that the Executive will serve the Companies and the Unilever Leadership Executive in the capacity of Chief Financial Officer.

(C)	The Companies and the Executive intend that the Executive will be appointed as a Director to the Board of each of the Companies at the next Annual General Meeting.

(D)	Upon appointment to the Board of NV, the Executive shall automatically cease to be an employee of NV.

(E)	The Companies and the Executive have agreed to enter into this Agreement as a Deed to record the terms on which the Executive will serve the Companies in his role from the date of this Agreement.

2	Definitions and Interpretation

2.1	Throughout this document, the following definitions shall apply:

“Applicable Law” means, in relation to PLC, the laws of England and Wales and, in relation to NV, the laws of the Netherlands;

“Board” means the board of directors of NV and the board of directors of PLC, or either of them as the context requires;

“Commencement Date” means 1st October 2015;

“Companies” means together NV and PLC and “Company” means either of them, as the context requires;

“Confidential Information” means information (whether or not reduced to writing) in respect of the business, affairs and financing of the Companies or any member of the Unilever Group, its or their suppliers, agents, distributors or customers, including but not limited to information relating to trade secrets or secret information, research, technical know-how, products, designs, pricing, marketing, business and financial plans, acquisition plans, clients and customers, stored or kept in any format including but not limited to software, diskettes including but not limited to copy-rightable material and/or documents, books, notes, tapes, instruments and property of any kind (either tangible or intangible);

“Director” means a statutory director appointed pursuant to the constitutional documents of a company and in accordance with Applicable Law;

“Intellectual Property Rights” means patents, copyright and related or neighbouring rights, trade marks and services marks, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, topography rights, rights in Confidential Information (including know-how and trade secrets) and any other intellectual property rights (including, without limitation, rights in get-up and rights to Inventions, trade or business names or signs and domain names) in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

“Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium;

“Group Secretary” means the Secretary of NV and PLC;

“Compensation Committee” means the Compensation Committee of the Board;

“Termination Date” means the date on which the Executive’s employment terminates, as referred to in Clause 8;

“Unilever Leadership Executive” means the executive team under the chairmanship of the Chief Executive Officer; and

“Unilever Group” means PLC, NV and any company in which either or both together directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management, and references to a member of the Unilever Group or a Unilever Group company will be construed accordingly.

3	Commencement

This Agreement is effective as of the Commencement Date. For the purpose of the UK Employment Rights Act 1996, the Executive’s continuous period of employment began on 18 November 2002.

4	Appointment and service as a Director

4.1

It is the intention of the parties that the Executive will be appointed and will agree to act as a Director of each of the Companies with effect from the next Annual General Meeting of each of the Companies.

4.2	Upon appointment as a Director of each of the Companies, the Executive acknowledges and agrees that:

4.2.1	his duties shall include those of the duties set out in Clause 5.1 applicable to a Director of a company listed in the United Kingdom or the Netherlands (as relevant);

4.2.2

his appointment and continued service as a Director, as a member of the Board and the Unilever Leadership Executive will be subject to the Articles of Association (and other constitutional documents) and the statutory and corporate governance requirements applicable to each of the Companies respectively.

4.3

The Executive further acknowledges that, in the case of NV only, under Applicable Law it is not permitted for the Executive to remain an employee of NV following his appointment as a Director of NV. Accordingly, the Executive agrees that immediately upon such appointment he will automatically cease to be an employee of NV, but NV will continue to be a party to this Agreement and shall retain the rights and powers ascribed to it pursuant to the terms of this Agreement, which will continue to be exerciseable by NV to the extent permitted by Applicable Law, and may be exercised by PLC (which will continue to be the Executive’s employer) on behalf of, and at the request of NV to the extent that NV is not permitted to exercise such rights and powers under Applicable Law.

4.4

Subject and without prejudice to each of the Companies’ rights under Clause 10 of this Agreement, following his appointment as a Director of either of the Companies, the relevant Company’s failure to nominate the Executive for re-election to the office of director of the relevant Company, the removal of the Executive from the office of director of the relevant Company or failure of the shareholders in general meeting to re-elect the Executive as a director of the relevant Company, unless otherwise agreed in writing by the Executive, shall be deemed notice of termination by the Company under the provisions of Clause 8.

5	Duties of the Executive

5.1

The Executive shall be employed as a member of the Unilever Leadership Executive as Chief Financial Officer and shall carry out all duties (including, if relevant, the duties of a Director from the date of appointment as such) as may reasonably be assigned to him in whatever location is reasonably required. In performing such duties, the Executive acknowledges and agrees that he shall:

5.1.1	devote the whole of his working time, attention and skill to his roles with the Companies;

5.1.2	properly perform his duties and exercise his powers;

5.1.3	carry out his duties honestly, faithfully, to the best of the Executive’s ability and at all times in compliance with the Unilever Code of Business Principles;

5.1.4	comply with all rules, requirements, codes and regulations imposed or recommended from time to time by any industry or regulatory body relevant to his role and to the business of the Unilever Group;

5.1.5	comply with all statutory, fiduciary or common law duties to the Companies and any other company in the Unilever Group of which the Executive is a director;

5.1.6

do such things as are necessary to ensure compliance by himself and the Companies and any company in the Unilever Group with the UK Corporate Governance Code (as amended from time to time) and the Dutch Corporate Governance Code (as amended from time to time) to the extent required by such Codes;

5.1.7

comply with all rules, requirements, recommendations or codes as amended, replaced or introduced from time to time including but not limited to those of the UK Listing Authority (including the Model Code), the Euronext Rule Book and Financial Supervision Act and the New York Stock Exchange Rules;

5.1.8	accept any offices or directorships as reasonably required by the Board;

5.1.9

comply with all rules, policies and regulations issued by each of the Companies whether or not contained in a company handbook including but not limited to the relevant anti-corruption/bribery and compliance policies;

5.1.10	comply with personal shareholding requirements and clawback and malus provisions applicable to variable remuneration as set out in the Executive’s reward letter from time to time;

5.1.11	comply with the directions of the Board;

5.1.12	use his best endeavours to promote the interests and reputation of each of the Companies and every company in the Unilever Group; and

5.1.13

not do anything that would cause him to be disqualified from acting as a director or have a negative impact on his own reputation or the reputation of either of the Companies or any company in the Unilever Group.

5.2

The Executive shall report administratively to the Chief Executive Officer and for all other aspects to the Board and, when requested by the Board, shall promptly provide (in writing if requested) all information, explanations and assistance relevant to any matters which have an impact on the business and affairs of the Unilever Group or any member thereof.

5.3

The Executive’s normal place of work shall be London or such other place as the Company may from time to time reasonably require. The Executive shall travel to such places as are necessary for the proper discharge of his duties.

6	Remuneration and Benefits

6.1

The remuneration of the Executive will be reviewed annually by the Companies (without any obligation to increase remuneration as a result of such review) and communicated to the Executive in writing and paid in accordance with the Unilever Group’s payroll practice, as amended from time to time.

6.2

The Executive will not be entitled to receive any fees or other remuneration additional to the agreed remuneration by virtue of, or in respect of, any directorships that may be held from time to time of any Unilever Group company.

6.3	Any remuneration arising from a directorship of an organisation outside the Unilever Group shall be treated in accordance with the prevailing policy of the Unilever Group.

6.4

The Companies shall reimburse the Executive, against production of receipts, for all reasonable travelling, hotel, entertainment and other out-of-pocket expenses which he may from time to time incur in the proper execution of his duties hereunder and pursuant to any relevant policy in force from time to time.

6.5	Details of indemnity protection available to the Executive in the course of performing his roles shall be notified to the Executive separately in writing by the Companies.

7	Working Hours and Holidays

7.1

The Executive shall work such hours as are necessary for the proper performance of his duties and devote the whole of his professional time, attention and abilities to carrying out his duties hereunder.

7.2

The Executive shall be entitled to thirty working days holiday in each calendar year (in addition to Public Holidays applicable in the Executive’s normal place of work) to be taken at times mutually agreed between the Executive and the Chief Executive Officer.

7.3

The Executive acknowledges and agrees with the Companies that he is a managing executive and is able to determine the duration of his working time for the purposes of the Working Time Directive and does not therefore fall subject to limits on weekly working hours under Applicable Law.

8	Termination

8.1	The Executive’s service pursuant to the terms of this Agreement shall continue unless and until it is terminated:

8.1.1	by a Company giving the Executive twelve months’ prior written notice; or

8.1.2

by the Executive giving a Company six months’ prior written notice; which shall automatically constitute, in the case given to NV, the same notice of termination by the Executive of his employment with PLC, and in the case given to PLC, the same notice of termination by the Executive with NV or

8.1.3	at any time in accordance with clauses 9 or 10.

8.2

The Executive’s role as a Director shall continue until terminated in accordance with the Articles of Association (and other constitutional documents) of the relevant Company, the provisions of Applicable Law or pursuant to the provisions of this Agreement.

9	Notice Payments

9.1

In the event of termination of the service of the Executive pursuant to this Agreement by the Company for any reason other than a reason pursuant to Clause 10, the Company may, instead of requiring the Executive to work during the period of notice, elect to make a severance payment to the Executive, in which case the Executive’s service pursuant to this Agreement will immediately terminate and such date shall be the date of termination for the purposes of this Agreement. If the Company so elects, the Executive shall be entitled to the payments and benefits referred to in Clauses 9.2 to 9.3. Any payment made by either Company in accordance with this Clause shall be made on behalf of both Companies and shall discharge the liability of both Companies pursuant to this Clause.

9.2	If the Company elects to make a severance payment pursuant to Clause 9.1 then such severance payment shall be the aggregate of:

9.2.1	a sum equal to the basic salary and fixed allowance payable by the Company to the Executive for the period for which this Agreement would otherwise have continued; and

9.2.2

subject to clause 9.4, the amount of any annual bonus award which the Compensation Committee may in its absolute discretion award, such bonus (if any) to be estimated by the Compensation Committee in its absolute discretion taking into account the Executive’s performance to be payable to the Executive in respect of the financial year in which the termination payment is made, pro rated to the date of termination.

9.3

By this means, if the Company elects to operate Clause 9.1, termination may be effected by payment of the severance payment as referred to in Clause 9.2 in lieu of notice for the full period of notice or a combination of the Executive working part of his notice period followed by such a severance payment in lieu of the remaining notice period.

9.4

The Compensation Committee shall have absolute discretion as to whether to grant an annual bonus, and the amount of any annual bonus award for the financial year in which his service pursuant to this Agreement ceases (whether pursuant to Clause 9.1 or at the end of the full notice period), provided always that the Executive is and continues to be in compliance with his confidentiality and other covenants set out in this Agreement. The amount of any such bonus shall be determined by the Compensation Committee taking into account time in employment and performance.

9.5

Upon termination of the services of the Executive provided pursuant to this Agreement, share awards shall be dealt with in accordance with the relevant plan rules, which shall include a condition of ongoing compliance with any covenants applicable to the Executive, and shall be dealt with in compliance with the remuneration policies applicable at the date of termination.

9.6	The Executive will if requested sign a general release of all and any claims (contractual and statutory) in a form satisfactory to the Company in exchange for any payment under this Clause 9.

10	Summary Termination

10.1	Either Company may terminate the Executive’s service pursuant to this Agreement forthwith, without notice or compensation, in any circumstances where the Executive:

10.1.1	shall become incapacitated from any cause whatsoever from performing his duties hereunder for at least twelve months; or

10.1.2	following appointment as a Director of either Company, shall be or become prohibited by law from being a director in either the UK or the Netherlands; or

10.1.3	is convicted of any criminal offence which prevents him from fulfilling his duties hereunder: or

10.1.4

shall fail to perform his duties competently or is guilty of any serious or persistent neglect or serious misconduct in the discharge of duties, or commits any wilful, serious or persistent breach of any codes of conduct, policies and procedures issued by the Company; or

10.1.5	becomes bankrupt or makes any composition or enters into any deed of arrangement with creditors.

10.2

Any delay by the Company in exercising the right to terminate summarily under the clauses set out above shall not constitute a waiver of that right. The Executive shall have no claim for compensation in respect of such termination.

11	Following Termination

11.1

Following the termination of employment, for whatever reason or by whatever means, the Executive shall not represent, either expressly or impliedly, to any person, firm or company that he is authorised to act on behalf of any member of the Unilever Group, nor represent himself as being connected in any way with any member of the Unilever Group.

11.2

Upon termination of employment, the Executive shall tender his resignation with immediate effect from any directorship that he may then be holding in any member of the Unilever Group without any right to any claim whether for compensation or otherwise.

11.3

In the event that the Executive fails to tender his resignation as aforesaid, and without prejudice to either Company’s and/or the Unilever Group’s rights and remedies under law and in equity, the Executive will automatically be deemed to have tendered such resignation with immediate effect and the Group Secretary is hereby irrevocably, and severally, authorised by the Executive, in the Executive’s name and on his behalf to sign documents (including but not limited to letters of resignation) for the purpose of bringing such deemed resignation into immediate effect.

12	Confidential Information

12.1

The Executive shall not (except in the proper course of his duties) at any time during the course of employment or any time thereafter, without the prior written consent of the Company or the Unilever Group, use or disclose directly or indirectly any Confidential Information to any person for any reason other than (i) for the proper conduct of the Unilever Group’s business whilst in the course of providing services pursuant to this Agreement, or (ii) as required by law (provided that the Executive shall at the Company’s expense resist any alleged requirement if the Company properly asks him to do so).

12.2

All Confidential Information that the Executive has received or made (alone or with others) during his employment with, or the provision of services to, the Company or any other member of the Unilever Group is the property of the Company or the Unilever Group and the Executive shall promptly, whenever requested by the Company and in any event upon the termination of his employment for whatever reason, return such Confidential Information to the Company and the Executive shall not be entitled to and shall not retain any copies thereof. Title and copyright therein shall vest in the Company.

12.3

The Executive shall not during the continuance of this Agreement or for 12 months after the Termination Date without the Company’s prior written consent, publish or cause to be published any opinion, fact or material relating to or connected with the business of the Company or any member of the Unilever Group or its or their suppliers, customers or partners (whether confidential or not) without first obtaining the consent of the Board. This restriction shall not apply where the information has already come into the public domain other than through unauthorised disclosure by the Executive.

13	Executive’s Covenants

13.1

The Executive shall not, without the prior written consent of one of the Companies, be or become directly or indirectly engaged or concerned or interested in any other business, trade, profession or occupation or undertake any work for any other person, firm or company whether paid or unpaid during the continuance of the provision of services pursuant to this Agreement. However nothing herein shall prevent the Executive from holding, or otherwise having an interest in, any shares or other securities of any company for investment purposes only, unless that holding is a significant one in a company that is a material competitor of any member of the Unilever Group.

13.2

The Executive will obtain Confidential Information and personal knowledge of and influence over customers, suppliers and employees of the Unilever Group during the course of his service under this Agreement up to the Termination Date (or, if any part of the notice period is served as Garden Leave pursuant to Clause 16, the date on which the Garden Leave period began) (such date being the “Relevant Date”). To protect these and other legitimate interests of the Company, the Executive agrees with the Companies that he will be bound by the following covenants, save where the Companies give their specific consent, for the period of 12 months (less any part of the notice period served as Garden Leave pursuant to Clause 16) following the Termination Date:

13.2.1

he will not be employed in, or carry on for his own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which is or is about to be in competition with any business of any company in the Unilever Group being carried on by such company at the Relevant Date, provided he was concerned or involved with that business to a material extent at any time during the 12 months prior to the Relevant Date;

13.2.2

he will not (either on his own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with any company in the Unilever Group the custom of any person who at any time during the 12 months prior to the Relevant Date was a customer of, or in the habit of dealing with, the Unilever Group and in respect of whom the Executive had access to Confidential Information or with whose custom or business the Executive was personally concerned or employees reporting directly to him were personally concerned;

13.2.3

he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) deal with or otherwise accept in competition with any company in the Unilever Group the custom of any person who was at any time during the 12 months prior to the Relevant Date a customer of, or in the habit of dealing with, the Unilever Group and in respect of whom the Executive had access to Confidential Information or with whose custom or business the Executive, or an employee reporting directly to the Executive, was personally concerned;

13.2.4

he will not (either on his own behalf or for or with any other person, whether directly or indirectly,) entice or try to entice away from any company in the Unilever Group any person who was at the Termination Date and who had been at any time during the 12 months prior to the Relevant Date an employee or director of any company in the Unilever Group and with whom he had worked closely at any time during that period.

13.3

Each of the paragraphs contained in clause 13.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.

13.4

Following the Termination Date, the Executive will not represent himself as being in any way connected with the businesses of the Company or of any other company in the Unilever Group (except to the extent agreed by such company).

13.5	Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 13.2 is received and held on trust by the Companies for all companies in the Unilever Group.

14	Intellectual Property

14.1

The Executive shall notify the Company of the existence of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by him at any time during the course of his service pursuant to this Agreement with the Company and, at the Company’s request, shall provide full written details thereof. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in either NV or PLC absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for either NV or PLC and shall, at the request and expense of the Company, (during the course of his employment or thereafter) assign them to the either NV or PLC or their nominee. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of either NV or PLC, be necessary or desirable to give effect to this clause 14.1 and/or to effect all relevant registration(s) and protections.

14.2

The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works.

14.3

The Executive hereby irrevocably appoints each of NV and PLC to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause.

15	Disciplinary and Grievance Procedures

15.1

Other than as set out in this Agreement, there are no express disciplinary rules in force in relation to the Executive who is expected at all times to conduct himself in a manner consistent with his senior status. There is no formal grievance procedure but in the event of any grievance, the Executive may raise the matter with the Chairman or the Board, as may be appropriate.

16	Garden Leave

16.1

At any time after notice is given under clause 8, or if the Executive resigns without giving due notice and the Company does not accept his resignation, the Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at any time or from time to time during any period of notice (whether given by the Company or the Executive) require that the Executive does not:

16.1.1	attend at any premises of the Company;

16.1.2	retain or seek to obtain any access to electronic systems or devices owned or operated by the Company or a company in the Unilever Group;

16.1.3	contact or have any communication with any customer or client of the Company or any other company in the Unilever Group in relation to the business of the Company or the Unilever Group;

16.1.4

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any company in the Unilever Group in relation to the business of the Company or any other Group Company;

16.1.5	remain or become involved in any aspect of the business of the Company or the Unilever Group except as required by the Company; or

16.1.6

be employed in, carry on for his own account or for any other person, (or be a director of any company engaged in) or take any affirmative steps to establish, develop or assist any business which provides, offers or engages in or is about to or intending to provide, offer or engage in any business in competition with the business of the Company or any company in the Unilever Group.

16.2

Salary and fixed allowance will not cease to be payable by reason of such requirement and the Executive shall continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and the Unilever Group and not do anything that is harmful to the Company or the Unilever Group.

17	Suspension

17.1

In circumstances where the Company believes there is a reasonable suspicion of breach of this Agreement, in order that the circumstances giving rise to that belief may be investigated, the Company may suspend the Executive from the performance of his duties. Salary and fixed allowance will not cease to be payable by reason of such suspension and the Executive shall continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and not do anything that is harmful to the Company or the Unilever Group.

18	Miscellaneous

18.1

If the Executive is at any time granted options or rights pursuant to any share option or share incentive scheme of the Company or any other member of the Unilever Group, those options or rights shall be subject to the rules of that scheme as in force from time to time which rules shall not form part of the Executive’s service contract. In particular, if the Executive’s employment should terminate for any reason (including as a result of a repudiatory breach of contract by the Company) his rights will be governed entirely by the terms of that scheme and he will not be entitled to any further or other compensation for any loss of any right or benefit or prospective right or benefit under any such scheme which he may have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

18.2

The Executive consents to each Company and any member of the Unilever Group holding and processing both electronically and manually the data it collects which relates to the Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The

Executive also consents to the transfer of such personal information to other offices the Company may have or to any member of the Unilever Group or to other third parties whether or not outside the European Economic Area for administration purposes in connection with the Executive’s employment where it is necessary or desirable for the Company to do so.

18.3

If any clause, or identifiable part of any clause, of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, then this shall not affect the validity or enforceability of the remaining clauses or identifiable parts of such.

18.4	No modification, variation or amendment to this Agreement shall be effective unless it is in writing and has been signed by, or on behalf of, the parties.

19	Entire Agreement

This Agreement is supplemental to the letter dated [        ] 2015 setting out the Executive’s reward package but otherwise it supersedes and replaces all agreements or arrangements whether written, oral or implied between the Companies or any member of the Unilever Group and the Executive relating to the service and employment of the Executive or the termination of that service or employment and the Executive acknowledges and warrants that he is not entering into this Agreement in reliance on any representation not expressly set out herein and shall have no remedy in relation to any such representation.

20	Notices

20.1

Any notice, or other communication which is required to be served by the Company under these terms and conditions, shall be signed by the Group Secretary if the Executive is a director of the Company, and addressed to the Executive at the appropriate business address.

20.2

Any notice or other communication which is required to be served by the Executive on either Company, will require the signature of the Executive and be addressed to the Group Secretary at his office address.

21	Governing Law

All communications, agreements and contracts pertaining to the Executive’s employment with the Company (including, without limitation, this Agreement) will be governed by and construed in accordance with the laws of England and Wales and each of the parties hereby irrevocably agrees for the exclusive benefit of the Companies and the Unilever Group that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with those documents, this Agreement or the Executive’s service or employment with the Companies.

EXECUTED as a DEED on behalf of	/s/ PAUL POLMAN
UNILEVER NV	Director

/s/ TONIA LOVELL
Company Secretary/Director

EXECUTED as a DEED on behalf of	/s/ GRAEME PITKETHLY
UNILEVER PLC	Director

/s/ TONIA LOVELL
Company Secretary/Director

EXECUTED as a DEED by GRAEME PITKETHLY in the presence of:	/s/ GRAEME PITKETHLY

Witness’s signature	/s/ ANDREW FORSYTHE

Witness’s Name	ANDREW FORSYTHE
Witness’s Address

Witness’s Occupation	HR PROFESSIONAL

Alan Jope

c/o Unilever PLC

5 March 2019

Dear Alan,

UNILEVER SERVICE AGREEMENT

Further to our recent discussions, we are pleased to confirm your new terms and conditions of appointment and employment as set out below (the “Agreement”). Please review this Agreement and, once you are happy with it, sign and return the enclosed duplicate as instructed.

1.	BACKGROUND

A.	You are currently an employee of both PLC and NV. It has been agreed that you will serve both PLC and NV as a member of the Unilever Leadership Executive in the capacity of Chief Executive

Officer with effect from the Effective Date, when this Agreement takes effect.

B.

We envisage that you will be appointed as a Director to the Board of PLC and NV at the next Annual General Meetings in May 2019. Upon appointment to the Board of NV, you will automatically cease to be an employee of NV.

C.	We have agreed to enter into this Agreement to record the terms on which you will serve the Companies in this role with effect from the Effective Date.

2.	SUMMARY OF KEY TERMS

Your reward package and other key elements are set out below, and provided on the basis set out in the rest of the Agreement.

KEY REWARD ELEMENTS

Fixed Pay:	€1,450,000 gross per annum.

Target discretionary annual bonus:	150% of Fixed Pay with actual bonus in the range of zero to a maximum of 225% (i.e. up to 150% x 150%).

MCIP investment limits:	Zero to 67% of actual gross annual bonus value.

MCIP match:	Every Investment Share you purchase through MCIP will be matched by 1.5 Match Shares at target. MCIP Match Shares will vest in the range of zero to a maximum of 200% (i.e. up to 3 shares for every 1 share you purchase through MCIP).

Insurance cover:	Please refer to plan rules for further information:

• Private medical insurance:	Yes: provided by Allianz (Unilever International Healthcare Plan) for you and eligible dependents

• Life assurance cover:	Yes: 3 times Fixed Pay.

• Permanent disability insurance:	Yes: details to be confirmed in separate policy document.

Current personal shareholding requirement:	500% of Fixed Pay during employment and the first year following termination of employment; 250% of Fixed Pay for the second year following termination of employment.

KEY NON-REWARD TERMS

Employer:	(1) Unilever PLC (registered in England with no. 41424) whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4ZD (“PLC”), and (2) Unilever N.V. (Commercial Register No. 24051830) whose registered office is at Weena 455, 3013 AL Rotterdam (“NV”), on the basis set out in Clause 4 below (with “Unilever” referring to either or both, as the context requires).

Role:	Chief Executive Officer

Country:	England, UK

Normal office address:	100 Victoria Embankment, London EC4Y 0DY.

Notice period:	Not less than 12 months’ prior written notice from Unilever to you. Not less than 6 months’ prior written notice from you to Unilever.

Restricted Period	12 months

Restrictive covenants:	Non-competition. Non-solicitation/dealing: customers and suppliers. Non-poaching of staff.

Date on which this Agreement takes effect:	1 January 2019 (the “Effective Date”)

Start date of your continuous employment with Unilever Group:	15 September 1985

3.	YOUR EMPLOYMENT AND ROLE AT UNILEVER

3.1.

Role. You are employed by Unilever as a member of the Unilever Leadership Executive in the role set out in Clause 2. As you know, roles can evolve, and Unilever may reasonably vary your duties and the content of your role from time to time in the interests of the efficient running of the business, and require you to take on duties reasonably appropriate to your position, abilities and experience. We expect you to carry out your duties to the highest professional and ethical standards, and to satisfactorily complete any training or development required to fulfil your role.

3.2.

Working time. You will be expected to manage your time and work to undertake the job effectively. Accordingly, you are required to work such hours as are necessary for the proper performance of your duties, and devote the whole of your professional time, attention and abilities to carrying out your duties under this Agreement. You should act at all times in the best interests of the Unilever Group (as defined below).

3.3.	Duties. You:

a)

acknowledge that you are a fiduciary of Unilever (and/or other Unilever Group members), and agree that you will at all times act in good faith, carry out your duties honestly, faithfully and to the best of your ability, comply with all lawful instructions, regulations and policies from time to time, and use your best endeavours to promote the interests of the Unilever Group;

b)	will accept any offices or directorships as Unilever may reasonably require, without any additional remuneration;

c)

will inform Unilever immediately of any act or omission of yours which constitutes a breach of this Agreement, and of any act or omission of any other staff member of the Unilever Group of which you become aware that constitutes, or might reasonably constitute, a breach of the duties owed by that individual;

d)

will report to the Board as requested, and promptly provide any information, explanations and assistance requested regarding the business and affairs of Unilever, the Unilever Group and any related matters;

e)	will devote the whole of your working time, attention and skill to your role with Unilever;

f)	will properly perform your duties and exercise your powers;

g)	will carry out your duties honestly, faithfully, to the best of your ability and at all times in compliance with the Unilever Code of Business Principles;

h)

will comply with all rules, requirements, codes and regulations imposed or recommended from time to time by any industry or regulatory body relevant to your role and to the business of the Unilever Group;

i)	will comply with all statutory, fiduciary or common law duties to Unilever;

j)

will do such things as are necessary to ensure compliance by you and Unilever with the UK Corporate Governance Code and Dutch Corporate Governance Code (each as amended from time to time) to the extent required by such Codes;

k)

will comply with all rules, requirements, recommendations or codes as amended, replaced or introduced from time to time including but not limited to those of the UK Listing Authority (including the Model Code), the Euronext Rule Book and Financial Supervision Act and the New York Stock Exchange Rules;

l)

will comply with all rules, policies and regulations issued by Unilever whether or not contained in a company handbook including but not limited to the relevant anti-corruption/bribery and compliance policies;

m)	will comply with personal shareholding requirements and clawback and malus provisions applicable to variable remuneration as set out in your reward letter from time to time;

n)	will comply with the directions of the Board;

o)	will use your best endeavours to promote the interests and reputation of each and every company in the Unilever Group; and

p)	will not do anything that would cause you to be disqualified from acting as a director or have a negative impact on your own reputation or the reputation of any company in the Unilever Group.

3.4.

Governance/compliance. Good governance and compliance is essential to how we operate. It is therefore important that you comply with all relevant Unilever/Unilever Group rules, policies/standards, procedures and lawful instructions in force from time to time, including without limitation the Unilever Code and related Code Policies (as defined in Clause 18.1 below). Some key policies/standards in particular are referenced in this Agreement, and for your convenience a list of these is set out in Schedule A (with further details available on the Unilever intranet). Unless expressly stated otherwise, any such rules, policies/standards, procedures, instructions and Code/Code Policies do not form part of your terms and conditions of employment, and may be amended or withdrawn by Unilever in its sole discretion at any time (so references to policies/standards in this Agreement should be read as references to such items as amended, supplemented or replaced from time to time). If appropriate, any breach of them by you may result in disciplinary action being taken against you (potentially up to and including the summary termination of your employment, if appropriate).

3.5.

Mandatory rules. Any payments, awards or benefits (or other arrangements) offered or made to you in connection with your employment, Directorship and/or termination thereof are and remain subject to any law, regulation, and regulatory guidance from time to time applicable, including any Remuneration Policy. Unilever is only authorised to make payments and awards to you which are within the terms of the Remuneration Policy. Any other payment or award shall require the express approval of Unilever’s shareholders, and Unilever will not be obliged to seek the approval of its shareholders in general meeting for any such payments or awards (or any other benefits or arrangements which would not otherwise be permitted by the Remuneration Policy).

4.	YOUR APPOINTMENT AND SERVICE AS A DIRECTOR

4.1.	It is envisaged that you will be nominated for appointment, and will agree to act, as a Director of PLC and NV with effect from the next Annual General Meetings (presently scheduled for May 2019).

4.2.	You acknowledge and agree that, upon appointment as a Director of PLC and NV:

a)	your duties shall include those of the duties set out in Clause 3.3 applicable to a Director of a company listed in the United Kingdom or the Netherlands (as relevant); and

b)

your appointment and continued service as a Director, as a member of the Board and the Unilever Leadership Executive will be subject to the Articles of Association (and other constitutional documents) and the statutory and corporate governance requirements applicable to each of PLC and NV.

4.3.

You further acknowledge that, under Applicable Law, you will not be permitted to remain an employee of NV after your appointment as a Director of it. Accordingly, you agree that immediately upon your appointment as a Director of NV you will cease to be an employee of NV, although NV will continue to be a party to this Agreement and shall retain the rights and powers ascribed to it under this Agreement that continue to be exercisable by NV to the extent permitted under Applicable Law (e.g. in relation to your ongoing appointment as a Director of NV), which may also be exercised by PLC (which will continue to be your employer) on NV’s behalf at its request to the extent that NV is not permitted to exercise such rights and powers under Applicable Law.

5.	LOCATION

5.1.

Country. Your Country for these purposes is the country of your normal place of work from time to time, as set out in Clause 2 (your “Country”). In order to fulfil your duties you may be required to travel to and work at other offices and locations both within and outside your Country in the proper performance of your duties. If necessary, and with appropriate notice, it may be necessary for you to relocate to another location on a temporary or permanent basis as Unilever may from time to time reasonably require (although to avoid doubt, nothing in this clause requires you to relocate to another country at Unilever’s request without your consent).

5.2.

Immigration and residence. Your employment is at all times conditional on you having, and keeping, the right to work in your Country (and in any other country to which you may relocate further to Clause 5.1 above). If circumstances arise that might lead to your losing that right, you must notify Unilever as soon as possible.

6.	FIXED AND VARIABLE PAY

6.1.

Fixed Pay. Your annual Fixed Pay is set out in Clause 2, and will normally be paid in equal monthly instalments in arrears by direct transfer to your bank account, subject to any tax, social security, and other deductions required by law or the terms of this Agreement.

6.2.

Annual bonus. You are eligible to participate in Unilever’s discretionary annual bonus plan, in accordance with and subject to its rules and the remainder of this Clause 6. Any discretionary bonus payment is based on Fixed Pay and made to you at Unilever’s sole discretion; you have no contractual entitlement to receive any discretionary bonus payment, and any such payment in one year does not entitle you to receive one in subsequent years.

6.3.

MCIP. You are eligible to participate in the Unilever Share Plan 2017 (which we refer to here as the “MCIP”), in accordance with and subject to its rules and the remainder of this Clause 6. Clause 1 sets out the minimum and maximum percentage of annual bonus that you can currently choose to invest in Unilever shares via the MCIP.

6.4.

General conditions relating to variable pay. Your eligibility for or entitlement to any bonus, share award or other element of variable pay (including but not limited to those set out in Clauses 6.2 and 6.3 above) is conditional on and subject to:

a)

the Unilever Remuneration Policy, the rules of the relevant plan (which may provide that a payment or award may be cancelled, reduced, withdrawn or subject to repayment in certain circumstances, and which will generally require you to still be in employment with Unilever on the relevant date of vesting/payment);

b)	your performance being in Unilever’s reasonable opinion satisfactory as at the relevant date of vesting/payment; and

c)

your ongoing compliance with your obligations in Clauses 12 (Confidentiality), 13 (Intellectual Property) and 14 (Restrictive Covenants) of this Agreement (and if Unilever reasonably determines that you have breached any of those obligations, including those that apply after your employment has ended, any award/payment that has not vested/been paid as at the date of the breach will be forfeited and will, at Unilever’s discretion, lapse accordingly).

6.5.

Reward framework. We keep our reward framework under constant review to ensure that it continues to drive business goals and deliver value for the Unilever Group. Accordingly, Unilever will review your pay arrangements on a regular basis and Clause 2 may be updated accordingly (although any such review does not oblige Unilever to grant any increase). Unilever may also amend, replace or discontinue the arrangements in Clause 6.2, Clause 6.3 and/or any other variable pay plan at its discretion from time to time, without obligation to provide any equivalent or compensation for any loss of variable pay (although to avoid doubt any historic variable pay awards, including under the Unilever Share Plan 2017, our Global Share Incentive Plan (“GSIP 2010”) and made up to and including in 2016 under the Management Co-Investment Plan 2010 (“MCIP 2007”), will continue to be treated in accordance with the relevant plan rules).

6.6.	Deductions. During your employment and upon its termination, we may need to deduct certain amounts from your pay. You therefore agree that Unilever may deduct from any amount due to you (whether fixed or variable pay) any sum required or permitted by law or owed by you to any member of the Unilever Group. We will, of course, endeavour to give you prior notice of any significant deduction outside the usual course of business.

6.7.

Tax. As a Director of NV, the Dutch tax authorities have the right to tax part of your reward package. It is envisaged that you will qualify for tax reduction under Dutch tax law by applying the Dutch so-called “30%-ruling” available to foreigners appointed by a Dutch entity. This is subject to confirmation by the Dutch tax authorities and will be available for a maximum period of 5 years under current applicable legislation. When calculating the Dutch tax liability to be paid via Dutch payroll, Unilever will apply the tax ruling mentioned in line with the terms and conditions as set by the Dutch government. To avoid doubt you are ultimately responsible for tax payable in relation to your reward package, and have no contractual right to compensation, as a result of this Agreement or otherwise, in respect of any tax ruling not being obtained, early terminated or changed.

7.	BENEFITS

7.1.

Insurance. Private medical insurance, life assurance cover and permanent disability insurance are provided on the basis notified to you separately. All insurance benefits are provided on and subject to the terms and conditions of your employment and the relevant insurance policy documents, and to Unilever’s ability to procure such cover at a reasonable cost.

7.2.	Indemnity Protection. Details of indemnity protection available to you in the course of performing your role shall be notified to you separately in writing by Unilever.

7.3.

Expenses. Unilever will reimburse you for all reasonable business expenses that you actually incur in the proper performance of your duties, subject to the ULE Expenses Reimbursement Policy and to your production of satisfactory receipts or such other evidence of expenditure as we may require.

7.4.

General. As with the reward framework, Unilever may from time to time at its discretion amend, replace or discontinue insurance, or amend the terms on which they are provided (including without limitation by substituting other schemes/providers, changing the scale, level and nature of your benefits package which may make it less beneficial to you, and/or terminating and not replacing any of the benefits for which you may be eligible from time to time if we believe it is in the best interests of the business to do so).

8.	PERSONAL SHAREHOLDING REQUIREMENT

You must build and maintain a personal shareholding in Unilever in accordance with Unilever’s Remuneration Policy as amended from time to time. This includes a requirement to maintain your personal shareholding for a set period after your employment ends.

9.	ILL HEALTH

9.1.

Sickness absence. During any period of absence through illness any payments to you over and above the statutory minimum requirements are made at Unilever’s sole discretion. The duration and continuation of any such payments will be subject to the periodic review of the Board based on their reasonable assessment of the circumstances at that time, and you must provide satisfactory medical evidence for your absence as requested from time to time and comply with any other relevant requirement. Any sickness benefit to which you are entitled under mandatory local law may be offset against any other payments provided to you by the Unilever Group during your period of sickness, and any entitlement you may have to any payments in respect of sickness, insurance or other benefit under this Agreement does not affect any right Unilever may have to terminate your employment in accordance with Clause 11.

9.2.

Medical examination. If necessary to ascertain your fitness for work, Unilever may arrange and pay for you to undergo a medical examination by a relevant professional (e.g. a doctor, occupational health practitioner or other appropriate consultant) of its choice, in which case you should attend any such examination, and agree to a copy of any report being shared with Unilever.

10.	ANNUAL LEAVE

You are entitled to 30 working days holiday per annum plus public holidays (and may carry forward up to five days’ untaken annual leave into the next calendar year with the Chairman’s written consent, subject to any relevant policy). No payment will be made for annual leave which has been accrued but not taken (although if on termination of employment you have taken annual leave in excess of your accrued entitlement, Unilever may deduct any money due in respect of the excess annual leave you have taken from any payment owed to you). Unilever may require you to take any outstanding annual leave during any period of notice (including during any garden leave).

11.	TERMINATION

11.1.	Notice of termination. Subject to this Clause 11, your employment will continue until it is terminated at any time by either party giving the other the prior written notice set out in Clause 2.

11.2.

Summary termination. Notwithstanding Clause 11.1, Unilever may terminate your employment with immediate effect (and without being required to serve notice or make any payment in lieu of notice or other payment) if, at any time, you:

a)

commit dishonesty, gross misconduct, gross incompetence, wilful neglect of duty, or any other serious or persistent breach of the terms and conditions of your employment or of any Unilever Group policy/standard (including without limitation the Code);

b)

act in any manner (whether in the course of your duties or otherwise) which brings or is likely to bring you, Unilever or any Unilever Group entity into disrepute, or which materially prejudices or is materially likely to prejudice the interests of Unilever or any Unilever Group entity;

c)	become prohibited by law from being a director either in the UK or the Netherlands, or resign as a director of any Unilever Group entity without the Board’s express prior consent;

d)	are declared bankrupt or make any composition or enter into any deed of arrangement with creditors;

e)	are or become of unsound mind;

f)	are charged with or convicted of any criminal offence (other than an offence under road traffic legislation for which a non-custodial penalty is imposed);

g)	lose or shall lose the right to work in your Country from time to time; and/or

h)

directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of Unilever, and the right to terminate your employment under this Clause 11.2 is without prejudice to any other legal right Unilever may have to terminate your employment immediately. Any delay by Unilever in exercising the right to terminate summarily or on short notice under this Clause 11.2 shall not constitute a waiver of that right.

11.3.

Payment in lieu of notice. Unilever may terminate your employment with immediate effect by notifying you in writing that it is exercising the right, conferred by this Clause 11.3, to give you a compensation payment in lieu of any or all outstanding notice due to you (the “PILON”). The amount of any such PILON will be the amount of your Fixed Pay for the unexpired portion of your notice period, less deductions required by law. In respect of the period up to the termination date, your entitlements under any annual bonus, MCIP or other variable pay plan (including any historic awards under GSIP 2010/MCIP 2007) will be dealt with in accordance with the relevant plan rules and the Unilever Remuneration Policy. You have no right to any PILON unless Unilever chooses to make such a payment. To avoid doubt, your employment will end on the date on which you are notified in accordance with this clause, and the PILON will ordinarily be paid via the next reasonably practicable payroll run (or on such other date(s) as Unilever may reasonably determine). You will, if requested, sign a general release of all and any claims (contractual and statutory) in a form satisfactory to Unilever in exchange for any PILON and/or other payment in respect of the termination of your employment.

11.4.

Garden leave. During your notice period, Unilever may require you only to perform specific duties or no duties at all and/or not to attend work during all or any part of your notice period (i.e. put you on “garden leave”). In addition, you may be instructed not to communicate with suppliers, customers, investors, staff, agents, trustees or representatives of Unilever or any Unilever Group member, and Unilever may suspend your access to its IT systems/phone and equipment. All other obligations, and payment of your Fixed Pay and benefits, will be unaffected and you will continue to be bound by the other express and implied terms in this Agreement (although you will generally not be eligible for any annual bonus in respect of any period of garden leave).

11.5.

Return of property. At any time upon request, and in any event on the termination of your employment, you must hand over to Unilever all property belonging to any member of the Unilever Group or relating to its business (in whatever form, whether electronic or otherwise) which may be in your possession or under your control, and without you (or anyone on your behalf) keeping copies of any reproducible items or extracts from them and/or having downloaded any information stored on any computer storage medium. Following the termination of employment, regardless of the circumstances, you shall not represent, expressly or impliedly, that you have any ongoing connection with the Unilever Group (except as a former employee) or are authorised to act on its behalf.

11.6.

Directorships. On termination of your employment, or during any notice period, if requested by Unilever you will resign with immediate effect from any directorship/office that you hold in any Unilever Group member without any claim for compensation arising from such resignation. You agree to execute all documents and do such acts as Unilever deems appropriate to give effect to this Clause 11.6. If you fail to do so, without prejudice to any rights and remedies Unilever may have under law or in equity, you will be deemed to have automatically tendered such resignation with immediate effect, and you hereby irrevocably authorise the Chief Legal Officer (“CLO”) or equivalent role-holder to sign documents in your name and on your behalf to bring such deemed resignation into immediate effect (including but not limited to letter(s) of resignation from office and any necessary statutory forms).

11.7.

Appointment/re-election as director of PLC and NV. Subject to, and without prejudice to, Unilever’s rights under the remainder of this Clause 11, Unilever may terminate your employment by giving you the prior written notice set out in Clause 2 in the event that you are not elected by the shareholders in general meeting as envisaged under Clause 4 above or, once appointed a Director of PLC and NV, if you are not nominated by Unilever for re-election to the office of director of the relevant Company, removed from the office of director of the relevant Company, or not re-elected by the shareholders in general meeting to the office of director of the relevant Company.

11.8.

Reward arrangements. In the event of termination, your entitlements under any annual bonus, MCIP or other variable pay plan (including any historic awards under the Unilever Share Plan 2017, GSIP 2010 and MCIP 2007) will be dealt with in accordance with the relevant plan rules, the Unilever Remuneration Policy, and your leaver status as determined by Unilever’s Compensation Committee at its absolute discretion (although to avoid doubt you have no contractual right to compensation, as a result of this Agreement or any alleged breach of it, in respect of any variable pay element upon termination of your employment). In particular, the Compensation Committee shall have absolute discretion as to whether to grant an annual bonus award (and if so the amount of any such award) in respect of the financial year in which your employment ends. Any variable pay you may remain entitled to or eligible to be considered for following termination of your employment will be subject to you continuing to comply with your obligations under this Agreement (and if Unilever reasonably determines that during the Restricted Period (as defined in Clause 14.3) you have breached any obligation in Clauses 12 (Confidentiality), 13 (Intellectual Property) and/or 14 (Restrictive Covenants) that applies after your employment has ended, you will be liable to repay any award/payment that vested/was paid to you during the Restricted Period).

12.	CONFIDENTIALITY

12.1.

You will not directly or indirectly use or disclose to any person any Confidential Information at any time during or after your employment with the Unilever Group (other than for the proper conduct of Unilever’s business, as required by law, or where such Confidential Information has already become public other than through your unauthorised disclosure). You will use reasonable endeavours to prevent any unauthorised use or disclosure of Confidential Information by any person.

12.2.

Among other things, Clause 12.1 means that you must not issue, or cause to be issued, any opinion, fact or material disclosing any Confidential Information (in print, online or otherwise) at any time, whether during your employment or after it ends, without Unilever’s express prior written consent. In addition, as a senior Unilever executive, you should be careful with your public statements generally, and we ask that during your employment and the Restricted Period (as defined in Clause 14) you follow any applicable media relations guidelines, and avoid issuing, or causing to be issued, any opinion, fact or material that could damage the Unilever Group’s reputation.

12.3.

All Confidential Information that you receive or create during your employment with the Unilever Group is the property of the relevant Unilever Group member. You will promptly, whenever requested by Unilever and in any event upon the termination of your employment, return all such Confidential Information to Unilever without keeping any copy (whether in hard or soft copy, on electronic storage devices or otherwise), and/or delete such information from any electronic device (including any personal device used for work purposes under any “Bring Your Own Device” policy or similar) under Unilever’s supervision, as Unilever may direct. You agree to confirm in writing your compliance with this obligation if requested to do so by Unilever.

12.4.

“Confidential Information” for the purposes of this Agreement means information (whether or not in writing) in respect of the business, affairs and financing of Unilever or any member of the Unilever Group and/or its or their suppliers, agents, distributors, customers or staff, including but not limited to information regarding trade secrets or secret information, Employment IPR and Employment Inventions (as defined in Clause 13), research, technical know-how, products, research and development, designs, pricing, marketing, business and financial plans, acquisition plans, clients, customers and/or any other information or document that you are told is confidential or should reasonably expect to be regarded as confidential (regardless of the format in which such Confidential Information is kept, including but not limited to hard or soft copy, on software/IT systems (e.g. Workday), on electronic storage devices, or otherwise).

13.	INTELLECTUAL PROPERTY

13.1.

You acknowledge and agree that by virtue of the nature of your duties and the responsibilities arising from your employment you have, and shall have at all times during your employment, a special obligation to further the interests of Unilever and the Unilever Group.

13.2.

You hereby assign to Unilever all rights to Employment IPR and Employment Inventions and acknowledge that in consideration for all salary, benefits, training and the like received from Unilever or any member of the Unilever Group, all Employment IPR, Employment Inventions and material containing them shall automatically, on creation, vest in and be owned by Unilever to the fullest extent permitted by law. To the extent they do not vest in Unilever automatically and for the entire life of such rights, including all extensions and renewals, you will hold them on trust for Unilever and agree to execute subsequent Unilever documents necessitated by law for purposes which include assigning rights to Unilever. You agree to disclose to Unilever all details relating to all Employment Inventions and/or all works containing Employment IPR when they are created. You agree to execute all documents and do all acts as may, in the opinion of Unilever, be necessary or desirable to give effect to this clause and/or to effect all registration(s) in the name of Unilever and to protect and maintain, including in confidence, the Employment IPR and Employment Inventions, including to assist in the prosecution and/or defence of the same. You agree to waive and not to exercise any or all current and future moral rights arising under any relevant law relating to any copyrighted or other work which forms part of the Employment IPR.

13.3.

You hereby irrevocably and unconditionally waive all rights that arise under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 (whether before, on or after the date of this Agreement) in connection with your authorship of any works mentioned in Clause 13.2, and to any similar rights wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

13.4.	Unilever will decide, in its sole discretion, when and whether to apply for patent, registered design or other protection in respect of an Employment IPR and reserves the right to work any of the Employment IPRs as a secret process in which event you will observe the obligations relating to Confidential Information set out in Clause 12 above.

13.5.	The definitions used in this clause have the following meanings:

a)

“Employment IPR” includes any intellectual property rights created by you at any time in the course of your employment with Unilever whether or not during working hours or using Unilever’s premises or resources, including but not limited to patent applications, utility models, patents, trade secrets, know-how, designs (applications, patents, registrations), trademarks and copyrights; and

b)

“Employment Inventions” includes any inventions made or discovered wholly or partially by you at any time in the course of your employment with Unilever whether or not during working hours or using Unilever’s premises or resources.

14.	RESTRICTIVE COVENANTS

14.1.

You shall not, without the prior written consent of Unilever, be or become directly or indirectly engaged or concerned or interested in any other business, trade, profession or occupation or undertake any work for any other person, firm or company whether paid or unpaid during the continuance of your employment. However, nothing in this Clause 14.1 shall prevent you from holding, or otherwise having an interest in, any shares or other securities of any company for investment purposes only, unless that holding is a significant one in a company that is a material competitor of any member of the Unilever Group.

14.2.	Unless you have Unilever’s express prior written agreement (not to be unreasonably withheld), during the Restricted Period you will not:

a)

in competition with any member of the Unilever Group: (i) be employed by; (ii) be engaged by; or (iii) otherwise provide services to, any Restricted Business which is being carried out or will be carried out within the Restricted Area;

b)	in competition with any member of the Unilever Group undertake or carry on any Restricted Business which is being carried out or will be carried out within the Restricted Area;

c)	(i) be employed by, (ii) be engaged by, or (iii) otherwise provide services to:

•	a Restricted Customer;

•	a Potential Customer; or

•	any other customer or target customer in respect of whom you had material dealings or material management responsibility during the Relevant Period,

in each case in connection with any Restricted Business which is being carried out or will be carried out within the Restricted Area;

d)	(i) be employed by, (ii) be engaged by, or (iii) otherwise provide services to:

•	a Restricted Supplier;

•	a Potential Supplier; or

•	any other supplier or target supplier in respect of whom you had material dealings or material management responsibility during the Relevant Period,

in each case in connection with any Restricted Business which is carried out or will be carried out within the Restricted Area;

e)	either (i) interfere with the supply of goods or services to Unilever (or any member of the Unilever Group) in relation to any contract or arrangement that such entity has with:

•	a Restricted Supplier; or

•	any other supplier in respect of which you had material dealings or material management responsibility during the Relevant Period,

or (ii) induce any such supplier to cease or decline to supply such goods or services in the future, or adversely vary the terms on which they are provided;

f)

in competition with any member of the Unilever Group, for the purpose of any Restricted Business deal with or solicit the business of: (i) any Restricted Customer; (ii) any Potential Customer; (iii) any Restricted Supplier; (iv) any Potential Supplier; (v) any other customer or target customer in respect of whom you had material dealings or material management responsibility during the Relevant Period; or (vi) any other supplier or target supplier in respect of whom you had material dealings or material management responsibility during the Relevant Period; and/or

g)	offer employment to, or otherwise endeavour to entice away from Unilever or any member of the Unilever Group, any Restricted Employee.

14.3.

Each part of Clause 14.2 constitutes a separate and independent restriction (including, for the avoidance of doubt, each separate and independent restriction delineated by Roman numerals or bullet points or otherwise) and does not operate to limit any other obligation owed by you. If any restriction is held to be unenforceable by a court of competent jurisdiction, it is intended and understood by us that the remaining restrictions will still be enforceable. If your place of work changes to a different country such that the covenants contained in this Clause 14 become subject to the laws of that country, the covenants will, if necessary, be modified so that they comply with any such laws and in order that the covenants remain enforceable in that country, provided that no changes will make any of the covenants wider in scope. Unilever may expressly amend the covenants in order to reflect any such changes (and you agree to re-execute any such covenants as necessary in order to give effect to this), or alternatively the changes may be deemed to be made automatically.

14.4.	The definitions used in this clause have the following meanings:

a)

“Potential Customer” means any target client or customer to whom Unilever or any Unilever Group member was actively and directly seeking to supply goods or services at any time during the Relevant Period in respect of whom you held material Confidential Information.

b)

“Potential Supplier” means any target supplier in respect of whom Unilever or any Unilever Group member was actively and directly seeking to receive goods or services on exclusive or specially negotiated terms at any time during the Relevant Period in respect of whom you held material Confidential Information.

c)	“Relevant Period” means the 12 months prior to the earlier of: (i) the date on which you are placed on garden leave; and (ii) the date on which your employment terminates;

d)	“Restricted Area” means:

•	your Country;

•

any other country in which the Unilever Group operates (or is planning to operate) business in which you were materially involved or in respect of which you held material management responsibility; and/or

•	any other such country in respect of which you held material Confidential Information,

at any time during the Relevant Period;

e)

“Restricted Business” means business competitive with: (i) any area of business of any Unilever Group member in respect of which you held material Confidential Information because of your material involvement or material management responsibility, or (ii) any other area of business of any Unilever Group member in respect of which you held material Confidential Information, at any time during the Relevant Period;

f)	“Restricted Customer” means any actual client or customer of Unilever or any Unilever Group member in respect of whom you had material Confidential Information at any time during the Relevant Period;

g)	“Restricted Employee” means any Unilever Group staff member who:

•	works in a managerial or marketing or sales or distribution or research or senior capacity in relation to any area of business of the Unilever Group in which you were materially involved, or in respect of which you held material management responsibility and/or material Confidential Information, at any time during the Relevant Period; or

•	has responsibility for or influence over Restricted Customers; or

•	is in possession of material Confidential Information,

and with whom you had material dealings and/or for whom you had direct managerial responsibility at any time during the Relevant Period;

h)	“Restricted Period” means the period of time set out under the relevant heading in Clause 2 following the termination of your employment, less any time spent on garden leave; and

i)

”Restricted Supplier” means any supplier engaged by any Unilever Group member on exclusive or specially negotiated terms of business at any time during the Relevant Period and in respect of whom you held material Confidential Information.

14.5.

Unilever contracts as trustee and agent for the benefit of each Unilever Group member. From time to time it may be necessary for you to enter into matching restrictive covenants like these directly with another Unilever Group member (e.g. if your employing entity changes), and you agree to do so if requested (and if you fail to do so within 7 days of receiving any such request, you hereby irrevocably and unconditionally authorise Unilever to execute on your behalf any document(s) required to give effect to this Clause 14.5).

15.	DATA PRIVACY AND USE OF EQUIPMENT

15.1.

Data privacy. In the course of our activities, we need to process personal data about our staff. Unilever takes its privacy obligations seriously, and aims to always process personal data in an appropriate and lawful manner in line with relevant data protection principles. This means that, typically, we expect to process your personal data as necessary for our legitimate interests, in relation to legal obligations (e.g. our rights and duties as an employer) or to protect your vital interests, and/or where you have given your consent. Further details are set out in Schedule B, and in the Unilever Global Privacy Standard; it’s important that you read these, and comply with them as appropriate. If you have any concerns about data privacy, either in relation to your own personal data or the handling of others’ personal data in the course of your employment, you should contact the Data Privacy Officer.

15.2.

Use of IT/electronic communications. In the course of your employment, you may be provided with access to various Unilever Group IT/electronic communications systems, devices and equipment (typically including our email system, intranet, a computer, a smartphone and so on). This is provided for use in your work, so it’s important that you use any such systems/equipment appropriately, and comply with all relevant Unilever Group guidance and instructions. It also means that you should have no expectation of privacy in your use of such systems and equipment, and you should be aware that in certain circumstances Unilever might monitor and record your usage of them to the extent permitted by local law. If you use your own device for work purposes, similar provisions might also apply (in relation to such work use only), so you should always check and comply with any relevant “Bring Your Own Device” guidelines.

16.	DISCIPLINARY & GRIEVANCE POLICIES

16.1.

Disciplinary and grievance issues. You are expected at all times to conduct yourself in a manner consistent with your senior status. There is no formal grievance or disciplinary procedure in place in relation to executives of your seniority, but in the event of any such issue the Chairman of the Board will confirm appropriate arrangements, and you should comply with them.

16.2.

“Whistle-blowing”. If you wish to make what is known as a “qualifying disclosure” (i.e. a disclosure about internal wrongdoing involving criminal offences, health and safety risks, failure to comply with a legal obligation, environmental damage, the concealment of any such issue, and/or anything else that would amount to a qualifying disclosure or equivalent for the purposes of any applicable law), you should address your concerns in writing without delay to the CLO (or other chair of the Global Code Policy Committee from time to time), expressly stating that you wish to make a qualifying disclosure.

16.3.

Suspension. Unilever may suspend you where it deems this appropriate during any disciplinary or grievance process in which you are involved. Unilever reserves discretion as to the terms of any such suspension, although we would envisage that it would usually be at your usual rate of pay and for a reasonable period in the circumstances.

17.	COMPLIANCE WITH UNILEVER POLICIES

17.1.

Conflicts of interest and outside appointments. You must comply with the Code Policy Avoiding Conflicts of Interest and any other relevant instructions/policies issued from time to time (and for these purposes, references in any such policy to your “line manager” should be taken to refer to the Chairman ). Among other things, this means that during your employment you must:

a)

notify the Chairman, other Directors of the Board and the CLO as soon as you become aware that any conflict situation exists or potentially could exist in relation to your employment or any office held by you;

b)

not, without first obtaining the Chairman’s, or where appropriate the Board’s, express written prior permission, directly or indirectly engage in, be concerned with, or have any financial or other interest in, any non-Unilever Group business or entity that gives rise or may give rise to a conflict of interest or the appearance of a conflict of interest with any Unilever Group member (although this will not prevent you from holding, or otherwise having an interest in, any shares or other securities of any company for investment purposes only, provided you do so in accordance with the terms and spirit of the Code Policy Avoiding Conflicts of Interest); and/or

c)

not, without first obtaining the Chairman’s, or where appropriate the Board’s express written prior permission, be or become directly or indirectly employed or engaged in, or otherwise undertake any work for, provide services to or take up appointment with, any non-Unilever business, entity or public office, whether paid or unpaid (save as expressly otherwise authorised by the Code Policy Avoiding Conflicts of Interest in relation to roles like school governor, director of a property/housing block in which you live etc).

For avoidance of doubt, this Clause 17.1 includes outside board appointments, although Unilever recognises the value of such appointments, and if appropriate the Chairman, or where appropriate, the Board may authorise them on the basis set out above (although there is no obligation on Unilever to give such authorisation, and generally only one directorship of any publicly listed company per individual may be authorised and you will only be entitled to retain the fee(s), if any, from one such appointment).

17.2.

Confirmation. You confirm that you have disclosed to Unilever (in the form of the CLO or such other contact as we may nominate) full details of all existing and potential conflicts of interest between either you, or to the extent that you are aware of them or ought reasonably to be aware of them, between your immediate family and Unilever or any Unilever Group member.

17.3.

Regulatory compliance. As a ULE member, you are a person discharging managerial responsibilities (“PDMR”) for regulatory purposes. Accordingly, you must comply with all applicable rules and regulations, including without limitation:

a)

all applicable rules of any recognised investment exchange regulations of any country in which our shares are listed, including without the limitation the EU Market Abuse Directive and all relevant rules and regulations of the U.S. Securities & Exchange Commission (as amended or replaced from time to time); and

b)	any relevant Unilever policy, including without limitation our Share Dealing Manual, Disclosure Manual, and all relevant Code Policies (e.g. Preventing Insider Trading).

This duty will continue (and you will be deemed to continue to be a PDMR) during and after employment until the later of: (i) six months after the date on which your employment terminates; and (ii) such time as when any price sensitive information you have obtained during your employment or any office holding ceases to be price-sensitive information, either through publication or otherwise.

18.	MISCELLANEOUS

18.1.	Definitions. For the purposes of this Agreement, the following terms shall have the meanings set out below:

•	“Applicable Law” means in relation to PLC the laws of England and Wales, and in relation to NV the laws of the Netherlands;

•	“Board” means the Board of Directors of Unilever PLC and Unilever N.V. from time to time;

•	“CEO” means the Chief Executive Officer of the Unilever Group;

•	“Code” means the Unilever Code of Business Principles (and references to Code Policies will be construed accordingly);

•

“Remuneration Policy” means such policy for the remuneration and benefits of directors of Unilever to be included in its remuneration report in accordance with sections 420 and 421 (2A) of the Companies Act 2006 and Part 4 of Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, as shall from time to time be approved by Unilever’s shareholders;

•

“Unilever Group” means Unilever PLC and Unilever N.V. and any company in which either or both together directly or indirectly owns or controls the voting rights attaching to not less than 50% of the issued share capital, or controls directly or indirectly the appointment of a majority of the board of management (and references to a member of the Unilever Group will be construed accordingly); and

•

“Unilever Leadership Executive” comprises the CEO and those senior executives appointed by the CEO to assist in the discharge of the powers delegated to the CEO by the Boards of Directors of Unilever PLC and Unilever N.V..

18.2.

Intra-group transfer. Unilever may, at any time during your employment, by written notice, substitute another Unilever Group member as your employer on the same terms and with the same responsibilities. If that happens, this Agreement will remain in full force and effect except that the obligations and benefits previously owed to or enjoyed by Unilever will be owed to or enjoyed by that other Unilever Group member, and references to Unilever shall then be deemed to be references to that other Unilever Group member. More than one such transfer may be made. You will have no claim against Unilever if your employment is terminated by reason of the liquidation of Unilever for the purposes of amalgamation or reconstruction provided that you are offered employment with the amalgamated or reconstructed entity on terms and conditions which in aggregate are not substantially less favourable than the terms of this Agreement.

18.3.

Breaches. In the unlikely event of your failure to comply with these terms and conditions (“breach of contract”), Unilever will be entitled to recover compensation from you for any losses that Unilever suffers as a result of such breach of contract.

18.4.

Third party obligations. You warrant that, by entering into this Agreement, you will not be in breach of any contract between you and a third party (including without limitation breach of any restrictive covenants or confidentiality obligations arising out of any employment with a current/former employer).

18.5.

Other provisions. The terms of this Agreement constitute the entire agreement between us in relation to your appointment and employment with the Unilever Group, and once it takes effect on the Effective Date will supersede and extinguish (without the need for separate notice) all prior agreements, understandings and arrangements with PLC, NV, Unilever United States, Inc. and/or any other Unilever Group member relating to its subject matter. Any variation to this Agreement must be in writing and signed on behalf of Unilever, which reserves the right to vary this Agreement at its discretion; you will be given advance notice of any change, and this Agreement (or the relevant provision(s) of it) may be re-issued to you accordingly. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all counterparts together shall constitute one and the same instrument. There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

18.6.

Notices. Any notice you are required to give Unilever under this Agreement should be given to the CHRO. Notice may be given by either party via hand, official Unilever email account, or first class post (and in the case of delivery by post, shall be deemed served on the second working day after posting).

18.7.	Governing law. This Agreement is governed by English law and the parties submit to the exclusive jurisdiction of the Courts of England and Wales. The various provisions, sub-provisions and identifiable parts of this Agreement are severable. If any provision, sub-provision or identifiable part is held to be unenforceable by any court of competent jurisdiction, this will not affect the enforceability of the remaining provisions, sub-provisions or identifiable parts. Headings are inserted for convenience only and do not affect the construction of this Agreement.

We trust the above is all in order, but if you have any questions please contact the EVP Global Head of Reward. Please then sign the enclosed duplicate of this Agreement as a Deed (witnessed by an independent witness) as set out below to confirm your agreement to these terms and conditions, and return it as instructed. We look forward to your ongoing service with Unilever on this basis.

Signed as a deed by UNILEVER PLC acting by its duly appointed attorney Peter Newhouse in the presence of:	) ) ) ) )	/s/ Peter Newhouse Peter Newhouse, EVP Global Head of Reward	Signed as a deed by UNILEVER NV acting by its duly appointed attorney Peter Newhouse in the presence of:	) ) ) ) )	/s/ Peter Newhouse Peter Newhouse, EVP Global Head of Reward

Witness signature: /s/ Carmen v d Bos Witness name (print): Carmen v d Bos Witness address: c/o Unilever PLC, 100 Victoria Embankment, London EC4Y 0DY Date: 5 March 2019			Witness signature: /s/ Carmen v d Bos Witness name (print): Carmen v d Bos Witness address: c/o Unilever PLC, 100 Victoria Embankment, London EC4Y 0DY Date: 5 March 2019

Signed as a deed by	)
ALAN JOPE	)	/s/ Alan Jope

in the presence of:	)

Witness signature: /s/ Margot Fransen

Witness name (print): Margot Fransen

Witness address: c/o Unilever N.V., Weena 455, Rotterdam, Netherlands

Date: 5 March 2019

SCHEDULE A: KEY POLICIES/STANDARDS APPLICABLE TO YOU

As set out above, you agree to comply with all applicable Unilever/Unilever Group rules, policies/standards, procedures and lawful instructions as amended and in force from time to time, including without limitation the following:

Compliance/governance	See further:

Unilever Code of Business Principles, and related Code Policies	Inside.Unilever (Code & Code Policies)

Unilever Sharedealing Manual	Inside.Unilever (Legal – Corporate Secretaries)

Unilever Disclosure Manual	Inside.Unilever (Legal – Corporate Secretaries)

Unilever Global Privacy Standard	Inside.Unilever (Code & Code Policies)

Reward	See further:

ULE Expenses Reimbursement Policy	Provided separately

Remuneration Policy	See Unilever’s Remuneration Policy as set out in pages 53 to 61 of Unilever’s Annual Report and Accounts 2017.

To avoid doubt, although any such rules, policies/standards, procedures and lawful instructions do not form part of your employment contract unless and to the extent otherwise stated (and Unilever may amend them at its discretion at any time), it is a condition of your employment that you comply with them.

SCHEDULE B: DATA PRIVACY

As set out in your Agreement, we need to process personal data about our staff in the course of our activities. Put simply, “personal data” means recorded information we hold about you from which you can be identified. This includes obvious items like your contact details, date of birth, citizenship and residence-related information, pay-related information, performance appraisals, any security photograph and so on; it may also include more sensitive personal data like records of disabilities or sickness-related absence, trade union membership, and any criminal proceedings/convictions. Essentially, “processing” means doing anything with this data, whether accessing, disclosing, destroying or using it in any way.

The Unilever Global Privacy Standard gives further details about how we process personal data. For these purposes, this may include Unilever Group members and appropriate third parties processing personal data as necessary in relation to your employment and this Agreement, including (without limitation):

•	staff administration and management, including performance management/analysis and payroll;

•	information about your health, e.g. where relevant to monitor sickness absence and take decisions regarding your fitness to work and related considerations;

•	for maintaining your personal security (and potentially that of your family members) if necessary;

•	the administration and operation of the Unilever Group’s IT/electronic communications systems and maintenance of general buildings and infrastructure security;

•

information about you that may be relevant to further Unilever’s equal opportunity and diversity policies and obligations (potentially including data about your racial origin, nationality, religion and so on);

•	for disciplinary, grievance or investigatory purposes, including in relation to any criminal proceedings in which you are involved;

•

compliance with other applicable procedures, legal requirements and regulations, including obligations to third parties and/or in relation to the public disclosure of details regarding your remuneration, employment and contractual arrangements (potentially including this document); and/or

•	such other purposes as may be necessary for the performance of your contract or to which you consent.

Accordingly, we expect that most personal data will be collected directly from you, provided by your colleagues (e.g. feedback during appraisals) or generated by our office systems (primarily through your use of our IT/electronic communications systems, devices and equipment), although information may occasionally also be obtained from third party sources (e.g. former employers answering reference requests). Processing of such data may take place during your employment, and where necessary after it has ended.

We aim to comply with all relevant data protection principles in this regard. This means that personal data should be processed fairly, lawfully, for limited purposes and in an appropriate way. We aim to ensure that personal data is accurate, adequate, relevant, held securely, and not excessive (or kept longer than necessary) for the relevant purpose(s). Please therefore update us if any of your personal details change (e.g. home address, citizenship etc).

Similarly, we may process your personal data on the basis set out above because we need to do so in order to operate our business and/or to perform our legal obligations (both under your employment contract, and the law generally). If we need your consent in a particular case, we will generally ask for it (and you are free to consent or not, or to withdraw any such consent at a later time).

We take care if and when we need to export personal data to other countries outside your location (and, if relevant, potentially outside the European Economic Area) to perform administrative functions, or to appropriate third parties (such as advisors, payroll administrators, potential purchasers of the business in which you work, regulatory/governmental authorities or otherwise as required by law), and expect that any such transfers will be made in accordance with applicable laws. You also have various rights in relation to your personal data. Depending on the applicable law, these may include the right to correct inaccuracies in your personal data, and the right to request access to (and in some circumstances deletion of) certain personal data Unilever may hold.

For further details about Privacy matters, please refer to the Unilever Global Privacy Standard and any other relevant policies; this Schedule is intended for your information only, is not exhaustive, and may be amended by Unilever at any time as appropriate. If you have any questions about this, or concerns about Unilever’s processing of personal data, you should contact the Data Privacy Officer.